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                                                                   EXHIBIT 10.6

                               COMPENSATION PLAN




1.  Corporate Structure-

This Plan covers the compensation details for corporate top managers - Vice Presidents and above, at Award Software International. Award Software currently is organized into three groups: Headquarters in Mountain View, Taiwan Office in Taipei and European Office in Munich. This organization supports the local business needs worldwide. The General Managers in Taiwan and Europe have P/L responsibilities for the regions under their management. The top managers in the headquarters have the responsibilities for US operating P/L, corporate marketing, R/D, and financial management. The overall corporate financial performance responsibility resides with the CEO, who is assisted by senior staff.

2.  Performance Goals-

The business plan for Award Software calls for continued profitability with a goal of operating income of 28% on revenue. The revenue is planned to grow to $14M, 56% over 1995 ($9M), which means that an operating income of $4M for 1996. The longer term goal for Award Software is to dominate selected areas of system management software. Certain acquisition targets are being investigated and expansion into Internet business is being pursued. Revenue-wise Award Software should target to become a $100M company as soon as possible, preferably in the next 4 years. Currently, there is an adequate group of senior managers to achieve near term goals. But an experienced VP of Marketing should be hired and a COO or President should also be recruited to assist the CEO to accomplish the long term goals.




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3.  Compensation Components-

The compensation philosophy is based on the theory that job reward comes from the feeling of accomplishment, ownership in the company and cash income. The compensation package for a senior manager typically consists of Base Salary, Performance Bonus and Stock Option. The sales bonuses (commissions) are set between 1% to 3% on revenue. The performance bonuses are calculated by the following formula:

Performance Bonus = [operating income as a percentage of target - 70%] x base salary.

4.  Stock Option-

Currently, the management group has approximately 17% stock ownership and one million shares of employee stock option. Another one million shares of stock option has been added for the current and future employees. The following table (TABLE I) summarizes the compensation packages for all top managers. All those packages should be revised and approved by the Compensation Committee from time to time.